EXHIBIT 2.1

THIRD AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This amendment (this “Amendment”), dated as of July 17, 2023, by and between Athena Consumer Acquisition Corp., a Delaware corporation (“SPAC”), and Next.e.GO Mobile SE, a European company incorporated in Germany (the “Company”), to that certain Business Combination Agreement, dated as of July 28, 2022, by and among SPAC, the Company, Next.e.GO B.V., a Dutch private limited liability company, and Time is Now Merger Sub, Inc., a Delaware corporation, as amended by that certain First Amendment to Business Combination Agreement, dated as of September 29, 2022, and that certain Second Amendment to Business Combination Agreement, dated as of June 29, 2023 (the “Agreement”). SPAC and the Company are collectively referred to herein as the “Amending Parties” and each individually as an “Amending Party.” Any term used in this Amendment without definition has the meaning set forth for such term in the Agreement.

RECITALS

WHEREAS, Section 12.10 of the Agreement provides that, prior to the Closing, the Agreement may be amended or modified upon a written agreement executed by SPAC and the Company; and

WHEREAS, the undersigned Amending Parties wish to amend the Agreement to reflect certain revisions as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Amending Parties hereby agree as follows:

1. The Agreement is hereby amended as set forth below in this Section 1. Revisions to existing provisions of the Agreement are set forth, for ease of reference in this Amendment, with deleted text showing in ~~strikethrough~~ and new text shown in underlined boldface.

(a) The ninth and tenth Recitals of the Agreement are hereby amended and restated in their entirety to read as follows:

~~WHEREAS, the certificate of incorporation of SPAC will be amended to remove the requirement that the SPAC Class B Shares automatically convert into SPAC Class A Shares upon the consummation of an initial Business Combination (as defined therein) (the “SPAC Charter Amendment”);~~

WHEREAS, following the Exchange, at the Effective Time, (i) Merger Sub will merge with and into SPAC (the “Merger”), with SPAC as the surviving company in the Merger (the “Surviving Company”) and, after giving effect to the Merger, the Surviving Company will be a wholly owned Subsidiary of TopCo, ~~and~~ (ii) each issued and outstanding SPAC ~~Class A~~ Share will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (“Surviving Company Common Stock”), ~~and each issued and outstanding SPAC Class B Share will be automatically cancelled and extinguished and converted into 1.05 shares of Surviving Company Common Stock (i.e. into 8,452,500 shares of Surviving Company Common Stock in aggregate)~~ and, immediately thereafter, (iii) each of the resulting shares of Surviving Company Common Stock will be exchanged for one TopCo Ordinary Share (defined below) and (iv) each SPAC Warrant (defined below) that is outstanding immediately prior to the Effective Time will be converted into a warrant that is exercisable for an equivalent number of TopCo Ordinary Shares on the same contractual terms and conditions as were in effect with respect to such SPAC Warrant immediately prior to the effective time under the terms of the Warrant Agreement (defined below), in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the SPAC Class B Shares will automatically convert into SPAC Class A Shares prior to the cancelation and conversion described above, pursuant to the Governing Documents (defined below) of SPAC (the “SPAC Class B Conversion”);

(b) Section 1.01 of the Agreement is hereby amended by deleting the definition “SPAC Charter Amendment”.

(c) Section 1.01 of the Agreement is hereby amended by inserting the following between the definitions of “SPAC Class A Shares” and “SPAC Class Shares”:

“‘SPAC Class B Conversion’ has the meaning set forth in the Recitals.”

(d) Section 1.01 of the Agreement is hereby amended by amending and restating the definition of “Transactions” in its entirety to read as follows:

“‘Transactions’ means the transactions contemplated by this Agreement and the other Transaction Documents, including the ~~SPAC Charter Amendment,~~ TopCo-SPAC Business Combination, the Exchange and the Conversion.”

(e) Section 2.01(c)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) At the Effective Time, each SPAC Share (other than SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished and exchanged for the Merger Consideration, which Merger Consideration will be settled as follows: (A) at the Effective Time, ~~(x)~~ each issued and outstanding SPAC ~~Class A~~ Share (other than the SPAC ~~Class A~~ Shares to be cancelled pursuant to Section 2.01(c)(iii)) will be automatically cancelled and extinguished and exchanged for one share of Surviving Company Common Stock that is held in the accounts of the Exchange Agent, solely for the benefit of the holder of such SPAC ~~Class A~~ Share as of immediately prior to the Effective Time ~~and (y) each issued and outstanding SPAC Class B Share (other than the SPAC Class B Shares to be cancelled pursuant to Section 2.01(c)(iii)) will be automatically cancelled and extinguished and converted into 1.05 shares of Surviving Company Common Stock (i.e. into 8,452,500 shares of Surviving Company Common Stock in aggregate) that is held in the accounts of the Exchange Agent, solely for the benefit of the holder of such SPAC Class B Share as of immediately prior to the Effective Time~~; (B)  in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek) the Exchange Agent, acting solely for the benefit of the Pre-Closing SPAC Holders immediately prior to the Effective Time (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)), shall contribute and transfer on behalf of such Pre-Closing SPAC Holders (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) to TopCo, as a contribution in kind (inbreng op aandelen anders dan in geld) each of the shares of common stock of the Surviving Company that were issued to the Exchange Agent solely for the account and benefit of such Pre-Closing SPAC Holders, and, in consideration of this contribution in kind, TopCo shall issue (uitgeven) to the Exchange Agent for the account and benefit of such Pre-Closing SPAC Holders (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) one TopCo Ordinary Share in respect of each share of common stock in the Surviving Company so contributed, (such TopCo Ordinary Shares described in clause (B) of this Section 2.01(c)(ii), the “Merger Consideration”) (such issuance, together with the Merger, the “TopCo-SPAC Business Combination”). From and after the Effective Time, the holder(s) of Certificates, if any, evidencing ownership of SPAC Shares or SPAC Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.”

2. Upon the execution and delivery hereof, the Agreement shall be deemed to be amended and/or restated as hereinabove set forth as fully and with the same effect as if the amendments and/or restatements made hereby were originally set forth in the Agreement, and this Amendment and the Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments and/or restatements shall not operate so as to render invalid or improper any action heretofore taken under the Agreement. Further, except as specifically waived hereby, the Agreement shall continue in full force and effect as written.

3. The terms of Article XII (Miscellaneous) of the Agreement shall apply to this Amendment mutatis mutandis, as applicable.

[Signatures on the following pages]

IN WITNESS WHEREOF, the Amending Parties have caused this Amendment to be duly executed as of the date set forth above.

ATHENA CONSUMER ACQUISITION CORP.

By:	/s/ Jane Park
Name:	Jane Park
Title:	Chief Executive Officer

[Signature Page to Third Amendment to Business Combination Agreement]

NEXT.E.GO MOBILE SE

By:	/s/ Eelco Van der Leij
Name:	Eelco Van der Leij
Title:	Chief Financial Officer

[Signature Page to Third Amendment to Business Combination Agreement]

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